Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(5)
(Form Type)
IDEX Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Debt	4.950% Senior Notes due 2029	457 (r) (1)	$500,000,000	99.941%	$499,705,000	0.00014760	$73,756.46
	Total Offering Amounts					$499,705,000		$73,756.46
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$73,756.46

(1)
The filing fee is calculated in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, and related to the Registration Statement on Form
S-3
(File
No. 333-277309)
filed by the registrant on February 23, 2024.